Exhibit 24(a)

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS that the individuals whose signatures appear below constitute and appoint Kevin L. Barnett and John P. Zimmer, and each of them, his or her true and lawful attorney-in-fact and agents with full and several power of substitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Signature	Title	Date
/s/ Kevin L. Barnett	President, Chief Executive Officer, and Director	November 2, 2017
Kevin L. Barnett
/s/ John P. Zimmer	Chief Financial Officer	November 2, 2017
John P. Zimmer
/s/ James L. Simonton	Chairman of the Board of Directors	November 2, 2017
James L. Simonton
/s/ James Crowley	Director	November 2, 2017
James Crowley
/s/ Ralph O. Hellmold	Director	November 2, 2017
Ralph O. Hellmold
/s/ Thomas R. Cellitti	Director	November 2, 2017
Thomas R. Cellitti
/s/ Matt Jauchius	Director	November 2, 2017
Matt Jauchius
/s/ Andrew Smith	Director	November 2, 2017
Andrew Smith